Exhibit 99.1

Enveric Biosciences Signs Non-Binding Term Sheets to Pursue the Exclusive

Out-Licensing of New Chemical Entities for Pharmaceutical and Non-Pharmaceutical Applications in Joint Disease

Second biotechnology company to potentially out-license novel compounds from

Enveric’s portfolio of assets with possible significant milestone payments and royalties

CAMBRIDGE, Mass., March 19, 2024 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, is pleased to announce that it has signed two non-binding term sheets with an undisclosed biotechnology company to pursue the out-licensing of cannabinoid-COX-2 conjugate compounds for both pharmaceutical and non-pharmaceutical applications for treatment of joint diseases.

The term sheets contemplate that, for all human and animal joint pathology, such as osteoarthritis, rheumatoid arthritis, and other joint pathology applications, the undisclosed licensee would assume responsibility for all future product development efforts and in return would receive exclusive, royalty-bearing global licenses to develop, market and sublicense the compounds. The compounds are new chemical entities that include cannabinoids in conjugate form with COX-2 inhibitors and cannabinoids in conjugate form with selected steroids.

The pharmaceutical application term sheet provides that Enveric could be eligible to receive future development and sales milestone payments that in total could add up to approximately $61 million, assuming certain conditions are met, including receiving approval for the investigational new drug (IND) application and completing Phases I through III testing of the licensed product. Royalty rates could range from 2.5% up to 10% on future sales, depending on meeting certain sales criteria.

The non-pharmaceutical application term sheet provides that Enveric could be eligible to receive future development and sales milestone payments, which in total could add up to approximately $21 million and with royalty rates ranging from 0.25% up to 7%, assuming certain conditions are met, including successful product development and commercial launch and on meeting certain sales criteria.

Together, through the out-licensing of the two assets and meeting various development and sales milestones, Enveric could potentially receive milestone payments that total up to approximately $82 million.

“We are pleased to announce that a second biotechnology company has stepped forward looking to join Enveric in moving some of the Company’s promising assets forward,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “We look forward to working with our partner, and we are confident in their leadership and capabilities to continue the development of these compounds for both pharmaceutical and non-pharmaceutical applications to advance joint disease treatment options for patients. Ultimately, we believe the definitive licensing agreements, once negotiated and finalized, could represent an excellent potential source of revenue for Enveric, and continue to demonstrate the value of Enveric’s extensive portfolio of assets.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of new chemical entities for specific mental health indications. Enveric’s lead program, EB-003, is a first-in-class approach to the treatment of difficult-to-address mental health disorders designed to promote neuroplasticity without inducing hallucinations in the patient. Enveric is also developing EB-002, formerly EB-373, a next generation synthetic prodrug of the active metabolite, psilocin, being studied as a treatment of psychiatric disorders. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: negotiate and finalize definitive agreements based on the any of its out-licensing term sheets, including the two identified herein, and perform pursuant to the terms thereof; carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively. The two out-licensing term sheets identified herein are non-binding and may not result in definitive agreements or attainment of the licensing fees referenced therein.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations

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Daniel Kontoh-Boateng

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dboateng@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com